OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                            Telephone: 212-753-7200


                                                     March 4, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

                  Re:  Enteractive, Inc.
                       Registration Statement on Form S-3

Gentlemen:

         Reference is made to a Registration Statement on Form S-3 dated March 3, 1997, (the "Registration Statement"), filed with the Securities and Exchange Commission by Enteractive, Inc., a Delaware corporation (the "Company"). The Registration Statement relates to an aggregate of 16,992,169 shares (the "Shares") of the Company's Common Stock, $.01 par value and 4,200,000 warrants.

         We advise you that we have examined original or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and shareholders of the Company, the Registration Statement, and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

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March 4, 1997
Page -2-

         Based upon the foregoing, we are of the opinion that:

         (a) The Shares have been duly authorized and reserved for and, either are legally issued, fully paid and non-assessable or when issued upon exercise of the underlying warrant or option, will be legally issued, fully paid and non-assessable.

         (b)      The Warrants have been duly authorized and issued.

         Please be advised that of the 16,992,169 Shares, 4,200,000 Shares are issuable upon the conversion of Series A Convertible Stock ("Convertible
Preferred Stock"). As described in the Registration Statement, there are currently 6,720 shares of Convertible Preferred Stock issued and outstanding. The holders of the Convertible Preferred Stock have the right, at the Holder's option, at any time after April 30, 1998, or from time to time thereafter, to convert each share of Convertible Preferred Stock into such whole number of shares of Common Stock equal to the aggregate stated value ($1,250) of the Convertible Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Company prior to such conversion. All information in this opinion assumes and the opinion is subject to the fact that the stated value of the Convertible Preferred Stock will be divided by $2.00 and accordingly, this opinion has been prepared on the basis that 4,200,000 shares of Common Stock may be issued upon the conversion of the Convertible Preferred Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof.


                                     Very truly yours,


                                     /s/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                         --------------------------------------
                                         OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP